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                                                                  Exhibit 10(p)

         EMPLOYMENT AGREEMENT, dated as of May 31, 1995 by and between Theodore
S. Bettwy residing at 4478 Spencer Street, Torrance, California 90503 ("Employee") and Mykotronx, Inc., a California corporation with offices at 357 Van Ness Way, Suite 200, Torrance, California 90501 ("Mykotronx") and Rainbow Technologies, Inc., a Delaware corporation with offices at 9292 Jeronimo Road, Irvine, California 92718 ("Rainbow").

                                    RECITALS

         WHEREAS, Employee is presently the President of Mykotronx, and has extensive knowledge with respect thereto;

         WHEREAS, Mykotronx and Rainbow are concurrently herewith entering into an Agreement and Plan of Reorganization (the "Reorganization Agreement"), pursuant to which it is anticipated that Rainbow Acquisition, Inc., a California corporation and wholly-owned subsidiary of Rainbow, will be merged with and into Mykotronx (the "Merger"), with Mykotronx, as the surviving corporation, becoming a wholly-owned subsidiary of Rainbow on the items and conditions set forth in the Reorganization Agreement;

         WHEREAS, Mykotronx and Rainbow desire that Mykotronx employs Employee after the date the Merger is consummated (the "Closing Date") and Employee's willingness to serve as an employee of Mykotronx on the terms herein specified was a material factor in inducing Rainbow to enter into the Reorganization Agreement;

         WHEREAS, it is a condition to Mykotronx' and Rainbow's obligations to consummate the Merger that Employee enter into this Employment Agreement (the "Agreement"); and

         WHEREAS, the parties wish to set forth the terms of their employment relationship in this Agreement.

         NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements set forth herein, the parties hereto agree to as follows:

1. EMPLOYMENT WITH MYKOTRONX. Mykotronx agrees to employ Employee and Employee agrees to serve as an employee of Mykotronx. During the "Term" (as defined in Section 4.1 of this Agreement), Employee will devote his full skill, efforts, business time and attention to his employment with Mykotronx under this Agreement. Employee will report to the Board of Directors of Mykotronx. Employee's duties will be executive in nature and are expected to include, but not necessarily be limited to, serving in the capacity of President of Mykotronx and such other duties as the Board of Directors of Mykotronx shall from time to time direct (such services are referred to as the "Services").

2.       COMPENSATION AND BENEFITS.

         2.1 BASE COMPENSATION. During the Term, Mykotronx will pay Employee biweekly payments of base compensation at the rate of $124,800 per annum (the "Base Compensation").

         2.2 ADDITIONAL COMPENSATION. As additional compensation during the Term, Mykotronx will pay Employee an amount equal to .5% of Mykotronx "sales" and 3% of Mykotronx "profits after taxes" (the "Additional Compensation"). Any earned Additional Compensation will be paid by Mykotronx to Employee biannually within 10 days of the issuance of its profit and loss statement for the first six month period and the fiscal year then ended, which payment at year end will be adjusted for any overpayment or underpayment in the six month installment for such fiscal year. The terms "sales" and "profit after tax" as used herein shall have the meanings imputed to them in the Mykotronx financial statements for the Mykotronx fiscal years ended December 31, 1993 and 1994, consistently applied.

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         2.3 COMPENSATION PROCEDURE. Base Compensation and Additional
Compensation will be paid and withholding effected in accordance with Mykotronx' standard payroll practices.

         2.4 STOCK OPTIONS. On the Closing Date, Employee will receive options to purchase 20,000 shares of Rainbow Common Stock, subject to Rainbow's standard vesting requirements, at an exercise price to be determined in accordance with the provisions of Rainbow's Restated 1990 Incentive Stock Option Plan (the "Plan"). Employee acknowledges that the grant of additional stock options by Rainbow to Employee under the Plan, if any, shall be made at the sole discretion of the Stock Option Committee of the Board of Directors of Rainbow.

         2.5 BENEFITS. Mykotronx shall provide Employee with benefits during the Term in an amount and type commensurate with other executive employees of Mykotronx.

3. ANNUAL REVIEW. The parties agree that subsequent to the end of each calendar year during the Term, Mykotronx will review Employee job performance and the Base Compensation and Additional Compensation then paid to Employee.

4.       TERMINATION; EFFECT OF TERMINATION.

         4.1 TERM. The initial term of this Agreement shall be a period of two
(2) years commencing on the Closing Date (the "Initial Term"). The term of this Agreement will be automatically renewable for one (1) year periods (the "Subsequent Term") upon the expiration of the Initial Term and any Subsequent Term unless this Agreement has been terminated by either party upon notice of at least 90 days prior to the end of the then current Term. The Initial Term and the Subsequent Term are referred to collectively as the "Term."

         4.2 TERMINATION PROCEDURE. Employee may terminate his employment relationship with Mykotronx pursuant to this Agreement for any reason upon 30 days notice to Mykotronx. If Employee gives such notice, or Mykotronx notifies Employee of its intent to terminate Employee's employment for "Cause" pursuant to Section 4.3 below, Mykotronx, in its sole discretion, may require Employee to cease exercise of his responsibilities and performance of Services for Mykotronx at any time prior to the effective date of the notice of termination. The effective date of the termination of Employee's employment relationship with Mykotronx is referred to as the "Termination Date." Except as provided in this
Section 4.2, Mykotronx may require Employee to cease exercise of his responsibilities and/or performance of services, but may not terminate his employment during the Initial Term.

         4.3 TERMINATION FOR CAUSE. Notwithstanding any contrary provision of this Agreement, Mykotronx shall have the right to terminate Employee's employment with Mykotronx during the Term for "Cause" (as defined herein) or in the event of Employee's death or "Disability" (as defined herein). For the purposes of this Agreement, the term "Cause" will mean:

                  4.3.1 Employee's repeated material breach in respect of, or refusal to perform his duties, as reasonably assigned by the Board of Directors consistent with his position;

                  4.3.2 Employee is convicted of any felony or crime of moral turpitude;

                  4.3.3    Abusive use of drugs or alcohol by Employee;

                  4.3.4 Embezzlement or misappropriation by Employee of Mykotronx assets; or

                  4.3.5 Repeated, unexcused breaches or absences in contravention of

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              Mykotronx' reasonable policies as pronounced from time to time.

         The term "Disability" shall be defined as Mykotronx' inability, through physical or mental illness or other cause, to perform the majority of Employee's usual duties for at least a period of three (3) continuous months or more.

         4.4 PAYMENT ON TERMINATION. Any termination of Employee's employment relationship with Mykotronx under this Section 4 will be without damages or liability to Mykotronx for compensation and other benefits which would have accrued hereunder after the Termination Date, but all Base Compensation and Additional Compensation, and benefits accrued through the Termination Date will be paid to Employee within thirty (30) days of the Termination Date.

5.       RESTRICTIVE COVENANTS.

         5.1 ACKNOWLEDGMENTS. Employee acknowledges that fulfillment of the obligations hereunder will result in the Employee becoming familiar with the business affairs of Mykotronx and Rainbow and any present or future parent, subsidiary or affiliate of Mykotronx or Rainbow, including, but not limited to, information about costs, profits, markets, sales, technology and customers. The Employee further acknowledges that this information is essential to the operation of Mykotronx and such information constitutes trade secrets of Mykotronx (the "Trade Secrets").

         5.2 ACKNOWLEDGMENT OF PROPRIETARY INFORMATION AGREEMENT. Mykotronx and the Employee acknowledge that they are parties to an "Employee Proprietary Information and Invention Agreement, dated February 3, 1993 (the "Proprietary Information Agreement") pursuant to which Employee has agreed to certain restrictions regarding the Mykotronx "Proprietary Information" (as that term is defined in the Proprietary Information Agreement). In addition, the parties agree that for the purposes of this Agreement, the description of "Proprietary Information" shall be supplemented to include any information exchanged by the parties regarding the business and affairs of Rainbow. Accordingly, the parties agree that the term "Proprietary Information" when used in this Agreement shall have the meaning assigned to it in the Proprietary Information Agreement as supplemented by the preceding sentence, and that all such Proprietary Information shall be treated in the manner set forth in the Proprietary Information Agreement. The parties further agree that except for the supplement contained in this paragraph, the Proprietary Information Agreement remains in full force and effect, and any conflicts between this Agreement and the Proprietary Information Agreement regarding Proprietary Information shall be resolved in favor of the Proprietary Information Agreement.

         5.3 RETURN OF MATERIALS. At the end of the Term or upon earlier termination of Employee's relationship with Mykotronx pursuant to this Agreement, Employee will promptly return to Mykotronx all items of any nature that belong to Mykotronx and all records (in any form, format or medium) containing or relating to, the Proprietary Information or the Trade Secrets.

         5.4 RESTRICTIVE COVENANT. The Employee agrees that during his employment, the Employee shall not directly or indirectly through any other person, firm or corporation compete with or be engaged in the same business as Mykotronx or directly or indirectly, for Employee's own benefit or for, with or through any other person, firm, or corporation, own, manage, operate, control, loan money to, or participate in the ownership, management, operation, control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of his name to any organization competing with or that is engaged in the same business as Mykotronx (the "Restrictive Covenant").

         5.5 EXTENSION OF RESTRICTIVE COVENANTS. If the employment of Employee is terminated by Rainbow for Cause or voluntarily by Employee at any time during the Initial Term, Mykotronx may, but shall not be obligated to, extend the Restrictive Covenant for a period of one year following termination

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of employment; and if Employee's employment is terminated for such reasons at any time following the Initial Term, Mykotronx may extend the Restrictive Covenant for a period of six (6) months following termination. In either such event, Mykotronx shall pay to Employee, at normal intervals, during and for the period that the Restrictive Covenant remains in effect, an amount equal to Employee's Base Compensation as of the date of termination.

         5.6 RESTRICTIVE COVENANTS REASONABLE AND NECESSARY. The Employee agrees that the provisions of this Section 5 are reasonable and necessary to protect Mykotronx in the conduct of its business. If any restriction contained in this
Section 5 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration or geographical scope, or other provisions hereof and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

6. SPECIFIC PERFORMANCE. Employee, recognizing that irreparable injury shall result to Mykotronx in the event of Employee's breach of the terms and conditions of this Agreement, agrees that in the event of his breach or threatened breach, Mykotronx shall be entitled to injunctive relief restraining Employee, and any and all persons or entities acting for or with him, from such breach or threatened breach. Nothing herein contained, however, shall be construed as prohibiting Mykotronx from pursuing any other remedies available to it by reason of such breach or threatened breach.

7.       GENERAL.

         7.1 OTHER AGREEMENTS. Employee represents to Mykotronx that Employee is not a party to any other agreements or commitments that would materially impair his ability to perform his obligations under this Agreement and Employee will not enter into any other such agreements unless authorized to do so by Mykotronx.

         7.2 ENFORCEABILITY. If any provision of this Agreement will be found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision will, to the extent allowable by law, be modified by a court so that it becomes enforceable and, as modified, will be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

         7.3 NO WAIVER. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements will in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof will not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind will be effective or binding, unless it is in writing and is signed by the party against which such waiver is sought to be enforced.

         7.4 ASSIGNMENT. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. Mykotronx may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliates or successors, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes Mykotronx' obligations.

         7.5 HEADINGS. The headings contained in this Agreement are for reference purposes only and will in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, and plural the singular, the masculine gender includes both male and female referents, and the word "or" is used in the inclusive sense.

         7.6 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of California, excluding that body of law applicable to conflict of laws.

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         7.7 SURVIVAL. The provisions of Section 5 will survive the termination or expiration of this Agreement as a continuing agreement of Mykotronx and Employee.

         7.8 NOTICE. All notices, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given when (A) delivered personally; or (B) three days after mailing by certified mail, return receipt requested, postage prepaid or upon proof of delivery by prepaid express courier, to the address of the applicable party as set forth in the preamble to this Agreement. Addresses may be changed by notice given in accordance with the provisions of the Reorganization Agreement, except that a notice of change of address will not be deemed to have been duly given until actually received by the addressee.

         7.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed to be an original, and all of which together will comprise one and the same instrument.

8. GUARANTEE. If for any reason Mykotronx fails or is unable to perform its obligations under this Agreement, Rainbow, the parent of Mykotronx, guarantees the performance of, and agrees to perform in the place of Mykotronx, all such obligations of Mykotronx.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MYKOTRONX, INC.

By:________________________________         _________________________________
    John C. Droge, Vice President               Theodore S. Bettwy, Employee

AGREED AS TO SECTION 8

RAINBOW TECHNOLOGIES, INC.

By:________________________________
     Walter W. Straub, President


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